Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Angie Craig	J.C. Weigelt
acraig@sjm.com	jweigelt@sjm.com
Tel 651 756 2191	Tel 651 756 4347

St. Jude Medical Reports First Quarter 2011 Results

•	Total revenue grew 9% year-over-year
•	Implantable cardioverter defibrillator (ICD) sales were up 9% year-over-year, excluding the onetime benefit from a competitor’s suspension of ICD product sales in first quarter of 2010
•	The Company is raising its adjusted EPS guidance for 2011

ST. PAUL, Minn. – April 20, 2011 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended April 2, 2011.

First Quarter Sales

The Company reported net sales of $1.376 billion in the first quarter of 2011, an increase of 9 percent compared with the $1.262 billion in the first quarter of 2010. Revenue for the first quarter increased 8 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons increased first quarter sales by approximately $17 million.

Commenting on the first quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “During the first quarter, we continued to make good progress in developing the new growth drivers we need to return to double-digit sales growth on a sustainable basis. Our gross margin has strengthened, we have continued to invest in research and development at an elevated rate, and our sales and earnings growth outlook have both improved. We are off to a good start making 2011 another very successful year for St. Jude Medical.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $762 million for the first quarter of 2011, a 1 percent increase compared with the first quarter of 2010. Total CRM sales for the first quarter grew 5 percent after adjusting for the one-time benefit of a competitor’s suspension of sales of ICD products in the United States during the prior year.

Of that total, ICD product sales were $465 million in the first quarter, a 3 percent increase compared with the first quarter of 2010. Adjusting for the one-time benefit we experienced in the U.S. in the prior year, ICD revenue grew 9 percent this quarter.

First quarter pacemaker sales were $297 million, a decrease of 1 percent from the comparable quarter of 2010.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $195 million, a 15 percent increase over the first quarter of 2010.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $92 million in the first quarter of 2011, up 10 percent from the comparable quarter of 2010.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $327 million for the first quarter of 2011, a 28 percent increase over the first quarter of 2010. This division now includes sales from AGA Medical, Inc., which St. Jude Medical acquired in November 2010.

Sales of vascular products during the first quarter of 2011 were $184 million, up 8 percent from the comparable quarter of 2010.

Structural heart product sales for the first quarter of 2011 were $143 million, a 66 percent increase over the first quarter of 2010, with the addition of AGA Medical products to the category.

First Quarter Earnings Results

In the first quarter of 2011 the Company recorded after-tax charges of $28 million, related primarily to acquisition and integration costs associated with AGA Medical, including an increase in cost of goods sold related to the step up in inventory values required under acquisition accounting.

Including these items, reported net earnings for the first quarter of 2011 was $233 million, or $0.71 per share. This compares to reported net earnings for the first quarter of 2010 of $239 million, or $0.73 per share. Excluding these items, adjusted net earnings for the first quarter of 2011 were $262 million, or $0.80 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Second Quarter and Full Year 2011 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full year by product category.

The Company expects its consolidated adjusted net earnings for the second quarter of 2011 to be in the range of $0.83 to $0.85 per diluted share and is raising its full-year 2011 guidance to be in the range of $3.28 to $3.33. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter 2011 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenue, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of First Quarter 2011 Sales

Quarter Ended 04/02/11 (dollars in millions)	Sales	Reported % Growth vs. 1Q10
Total Sales	$1,376	9%
Total International Sales	$700
Total US Sales	$676
Worldwide Cardiac Rhythm Management	$762	1%
International Cardiac Rhythm Management	$351
U.S. Cardiac Rhythm Management	$411
Worldwide ICD	$465	3%
International ICD	$185
U.S. ICD	$280
Worldwide Pacemakers	$297	-1%
International Pacemakers	$166
U.S. Pacemakers	$131
Worldwide Atrial Fibrillation	$195	15%
International Atrial Fibrillation	$115
U.S. Atrial Fibrillation	$80
Worldwide Cardiovascular	$327	28%
International Cardiovascular	$212
U.S. Cardiovascular	$115
Worldwide Neuromodulation	$92	10%
International Neuromodulation	$22
U.S. Neuromodulation	$70

Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 2, 2011	January 1, 2011
Cash and cash equivalents	$663,797	$500,336
Accounts receivable, net	1,382,251	1,331,210
Inventories	696,864	667,545
Other current assets	390,867	413,057
Property, plant & equipment, net	1,351,984	1,323,931
Goodwill	2,977,044	2,955,602
Other intangible assets, net	968,014	987,060
Other assets	405,264	387,707
Total assets	$8,836,085	$8,566,448

Current debt obligations	$78,417	$79,637
Other current liabilities	888,764	937,613
Long-term debt	2,558,537	2,431,966
Deferred income taxes, net	310,537	310,503
Long-term other liabilities	462,957	435,058
Total equity	4,536,873	4,371,671
Total liabilities & equity	$8,836,085	$8,566,448

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended

	April 2, 2011		April 3, 2010
Net sales	$1,375,513		$1,261,696
Cost of sales	364,442		321,169
Gross profit	1,011,071		940,527

Selling, general &administrative expense	513,320		443,290
Research &development expense	175,733		151,230
Operating profit	322,018		346,007
Other income (expense), net	(26,452)		(20,316)
Earnings before income taxes	295,566		325,691
Income tax expense	62,138		87,122
Net earnings	$233,428		$238,569
Adjusted net earnings (Non-GAAP)	$261,540	(1)	$244,920	(2)

Diluted net earnings per share	$0.71		$0.73
Adjusted diluted net earnings per share (Non-GAAP)	$0.80	(1)	$0.75	(2)

Weighted average shares outstanding- diluted	328,878		328,062

Cash dividends declared per share	$0.21

(1)	First quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $28,112 or $0.09 per share:
- $9,263 charges, or $0.03 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $14,820 was recorded to Cost of sales.

- $18,849 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $24,922 was recorded to SG&A expense.

(2)

First quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $6,351 of income tax benefit, or $0.02 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

2011 Earnings Guidance Reconciliation

	Second Quarter 2011		Full Year 2011

Estimated 2011 diluted net earnings per share	$0.80 - $0.82		$3.16 - $3.21
Estimated 2011 adjusted diluted net earnings per share (Non-GAAP)	$0.83 - $0.85	(3)	$3.28 - $3.33	(3)

(3)

The Company’s above estimated 2011 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of the increase in inventory of AGA Medical Holdings, Inc. estimated to be absorbed in Cost of sales related to the step up in inventory values required under acquisition accounting and the post acquisition expenses recorded in the first quarter.